Exhibit 99.1

MARTIN MARIETTA
AMENDED AND RESTATED STOCK-BASED AWARD PLAN

Adopted: May 8, 1998

As Amended May 8, 1998, August 17, 2000, May 22, 2001
April 3, 2006, February 18, 2016, and February 19, 2026

SECTION 1. Establishment and Purpose

The Martin Marietta Amended and Restated Stock-Based Award Plan (the “Plan”) was adopted by the shareholders of Martin Marietta Materials, Inc. (the “Corporation”) at the shareholders meeting held on May 8, 1998, and subsequently amended and restated by the Board of Directors at its meetings on May 8, 1998, August 17, 2000, May 22, 2001, April 3, 2006, February 18, 2016 and February 19, 2026.

The purpose of this Plan is to benefit the Corporation’s shareholders by encouraging high levels of performance by individuals who are key to the success of the Corporation and to enable the Corporation to attract, motivate, and retain talented and experienced individuals essential to its continued success. This is to be accomplished by providing such employees and directors an opportunity to obtain or increase their proprietary interest in the Corporation’s performance and by providing such employees and directors with additional incentives to remain with the Corporation.

SECTION 2. Definitions

The following terms, as used herein, shall have the meaning specified:

“Affiliate” of a person means any entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person.

“Award” means an award granted pursuant to Section 4 hereof.

“Award Agreement” means an agreement described in Section 6 hereof entered into between the Corporation and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

“Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Cause” means the definition of “Cause” (or words of similar import) set forth in the Award Agreement governing the terms of the applicable Award or the individual agreement entered into with the holder of the applicable Award and in effect at the time of the termination of the Participant’s service relationship. If there is no such individual agreement or such term is not defined therein or in the applicable Award Agreement, “Cause” means the Participant having been convicted in a court of competent jurisdiction of a felony or having been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and such conviction or adjudication has become final and non-appealable, provided that, for purposes of this sentence, Cause shall not exist unless the Corporation shall have given the Participant (a) notice setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination for Cause, (b) a reasonable opportunity for the Participant, together with his or her counsel, to be heard before the Board of Directors and (c) a notice of termination stating that, in the reasonable judgment of the Board of Directors, the Participant was guilty of conduct constituting Cause and specifying the particulars thereof in reasonable detail.

“Committee” means a committee composed of members of, and designated by, the Board of Directors and, unless otherwise determined by the Board of Directors, consisting solely of persons who are “non-employee directors” within the meaning of Rule 16b-3, as Rule 16b-3 may be amended from time to time, which committee shall at all times comprise at least the minimum number of such persons necessary to comply with Rule 16b-3. If the Management Development and Compensation Committee of the Board of Directors satisfies the foregoing criteria, references in this Plan to the Committee shall be deemed to refer to such Committee of the Board of Directors.

“Consultant” means any consultant of the Corporation or any Subsidiary.

“Corporation” means Martin Marietta Materials, Inc.

“Director Pay Limit” has the meaning ascribed in Section 5(a) of this Plan.

“Eligible Director” means each member of the Board of Directors who is not an employee of the Corporation or any Subsidiary.

“Employee” means any employee of the Corporation or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of the relevant security on the principal securities exchange on which the relevant security is traded on the trading day preceding the date of grant (or such other relevant date as may be referenced in this Plan) or, if there are no sales on such date, then the closing price of such security on the last preceding date for which there was a sale of such security. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using such criteria, as it shall determine, in its sole discretion, to be appropriate for such valuation.

“Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

“Good Reason” means (a) the definition of “Good Reason” (or words of similar import) set forth in the Award Agreement governing the terms of the applicable Award or the individual agreement entered into with the holder of the applicable Award and in effect at the time of the termination of the Participant’s service relationship or (b) if there is no such individual agreement or such term is not defined therein or in the applicable Award Agreement, “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Award.

“Incumbent Board” means a member of the Board of Directors of the Corporation who is not an Acquiring Person, or an affiliate (as defined in Rule 12b-2 of the Exchange Act) or an associate (as defined in Rule 12b-2 of the Exchange Act) of an Acquiring Person, or a representative or nominee of an Acquiring Person.

“Insider” means any person who is subject to Section 16 of the Exchange Act with respect to the Corporation.

“Option” means Non-Qualified Stock Options and Incentive Stock Options.

“Participant” means an Employee, Consultant or Eligible Director who has been granted and holds an unexercised or unpaid Award pursuant to this Plan.

“Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act.

“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 or any successor rule or regulation as amended from time to time.

“Section 16” means Section 16 of the Exchange Act or any successor statute and the rules promulgated thereunder by the Securities and Exchange Commission, as they may be amended from time to time.

“Section 409A” means Section 409A of the Code or any successor statute and the Treasury Regulations promulgated thereunder, as they may be amended from time to time.

“Section 422” means Section 422 of the Code or any successor statute and the Treasury Regulations promulgated thereunder, as they may be amended from time to time.

“Share Limit” has the meaning ascribed in Section 5(a) of this Plan.

“Stock” means shares of Common Stock of the Corporation, par value $.01 per share.

“Subsidiary” means any entity directly or indirectly controlled by the Corporation.

SECTION 3. Eligibility

Awards may be granted (a) to Employees or Consultants who are designated from time to time by the Committee or (b) to Eligible Directors.

SECTION 4. Awards

The Committee may grant any of the following types of Awards, either singly, in tandem or in combination with other Awards, as the Committee may in its sole discretion determine:

(a)  Non-Qualified Stock Options. A Non-Qualified Stock Option is an Award that is a right to purchase a specified number of shares of Stock during such specified time as the Committee may determine at a price not less than 100% of the Fair Market Value of the Stock on the date such Award is granted, other than an Incentive Stock Option.

i.    The exercise price of the Stock subject to the Non-Qualified Stock Option may be paid in cash. At the discretion of the Committee, the exercise price may also be paid by the tender of Stock, or through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional shares of Stock will be issued or accepted.

ii.    No Non-Qualified Stock Option may be exercisable more than ten years after the date the Award is granted..

(b)  Incentive Stock Options. An Incentive Stock Option is an Award that is a right to purchase a specified number of shares of Stock during such specified time as the Committee may determine at a price not less than 100% of the Fair Market Value of the Stock on the date such award is granted and that complies with the requirements of Section 422.

i.    To the extent that the aggregate Fair Market Value (determined at the time of the grant of the Award) of the shares subject to Incentive Stock Options, which are exercisable, by one person for the first time during a particular calendar year exceeds $100,000, such excess shall be treated as Non-Qualified Stock Options. For purposes of the preceding sentence, the term “Incentive Stock Option” shall mean a right to purchase Stock that is granted pursuant to this Section 4(b) or pursuant to any other plan of the Corporation, which is intended to comply with Section 422.

ii.    No Incentive Stock Option may be exercisable more than ten years after the date the Award is granted.

iii.   The Committee may provide that the exercise price under an Incentive Stock Option may be paid by one or more of the methods available for paying the exercise price of a Non-Qualified Stock Option.

(c)   Stock Appreciation Rights. A Stock Appreciation Right is an Award that is the right to receive the excess of (i) the Fair Market Value of a share of Stock on the date of exercise over (ii) the base price of the right on the date of grant, which shall not be less than 100% of the Fair Market Value of the Stock on the date such award is granted. No Stock Appreciation Right may be exercisable more than ten years after the date the Award is granted.

(d)  Restricted Stock. Restricted Stock is Stock of the Corporation that is issued to a Participant and is subject to restrictions on transfer and/or such other restrictions or incidents of ownership as the Committee may determine.

(e)   Restricted Stock Units. A Restricted Stock Unit represents an unfunded and unsecured promise to deliver shares of Stock, cash, other securities, other Awards or other property, subject to the satisfaction of the applicable vesting conditions, in accordance with the terms of this Plan and the applicable Award Agreement. Each Restricted Stock Unit shall be granted with respect to a specified number of shares of Stock (or a number of shares of Stock determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of shares of Stock (or a number of shares of Stock determined pursuant to a specified formula). Restricted Stock Units shall be paid in cash, shares of Stock, other securities, other Awards or other property, upon the vesting thereof or such other date (or upon such other event) specified in the applicable Award Agreement.

(f)   Performance-Based Awards. The Committee may specify that an Award or a portion of an Award shall be based, in whole or in part, on one or more performance requirements selected by the Committee and specified at the time the Award is granted. The Committee shall determine the extent to which any performance requirement has been satisfied, and the amount earned pursuant to the Award, prior to payment, settlement or vesting.

(g)  Other Stock-Based Awards. The Committee may from time to time grant Awards under this Plan that (i) provide the Participant with any other right to purchase or receive Stock or (ii) otherwise relate to Stock (including, but not limited to phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a Change in Control of the Corporation), provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

(h)  Cash Incentive Awards. A Cash Incentive Award is an Award that is settled in cash and the value of which is set by the Committee but is not calculated by reference to the Fair Market Value of the Stock.

(i)    Except as provided in Section 9 hereof, no Option or Stock Appreciation Right may be amended to reduce the exercise price of such Option or the base price of such Stock Appreciation Right, as applicable, below the exercise price or base price of such Option or Stock Appreciation Right without shareholder approval. In addition, other than as provided in Section 9 hereof, (i) no Option or Stock Appreciation Right may be granted in exchange for the cancellation or surrender of an Option, Stock Appreciation Right or other award having a lower exercise price or base price and (ii) no Option may be granted with an automatic reload feature whereby the Corporation is obligated to grant a new Award hereunder upon the exercise of the Option, in either case, without shareholder approval. In addition, no action may be taken without shareholder approval with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the New York Stock Exchange. In no event shall the Corporation pay cash or other consideration for Options where at the time of payment the exercise price of the Option is less than the Fair Market Value of the Stock underlying the Option or pay cash or other consideration for Stock Appreciation Rights where at the time of payment the base price established in the Award is less than the Fair Market Value of the Stock underlying the Stock Appreciation Right.

(j)   The Committee shall determine the time or times at which an Award will vest or become exercisable (including any performance requirements applicable thereto) and the terms on which an Award requiring exercise will remain exercisable, provided that, except in the case of Awards made in connection with Eligible Directors or the recruitment of new Employees (including new officers) or Consultants, or as otherwise provided in Section 10 hereof, or otherwise provided by the Award Agreement in connection with retirement, disability or death of the participant, Awards granted under the Plan (other than cash-based Awards) shall vest not earlier than one year from the grant date of the Award; provided that the Committee may grant Awards in respect of up to a maximum of 5% of the Share Limit (subject to adjustment under Section 9) that shall not be subject to the foregoing minimum vesting requirement. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting or exercisability.

SECTION 5. Shares of Stock and Other Stock-Based Awards Available Under Plan

(a)   Subject to the adjustment provisions of Section 9 hereof:

i.    the aggregate number of shares of Stock with respect to which Awards payable in securities may be granted under the Plan shall be no more than the sum of (A) 1.2 million and (B) any shares of Stock that were available under this Plan immediately prior to the date of the latest shareholder approval of this Plan (the “Share Limit”), provided that all of such shares may be granted under the Plan as Incentive Stock Options;

ii.    no Eligible Director may be granted, in any fiscal year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000 (in each case, with the value of each Award (or any other equity award) based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)) (such limit, the “Director Pay Limit”); provided that the Director Pay Limit shall be increased to $1,000,000 for an Eligible Director in a fiscal year in which such Eligible Director receives (A) a one-time initial equity grant upon such Eligible Director’s initial appointment to the Board of Directors or (B) compensation provided in the event of extraordinary circumstances, but only if such Eligible Director does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving other directors. Any cash compensation paid or Awards (or any other equity awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Eligible Director), will not be subject to the Director Pay Limit. Any such compensation that is deferred will be counted toward the Director Pay Limit for the year in which it was first granted, and not when paid or settled (if later).

(b)  Any unexercised or undistributed portion of any cancelled, terminated or forfeited Award (other than an Award terminated or forfeited by reason of the exercise of any Award granted in tandem therewith) and any shares tendered or withheld in satisfaction of tax withholding obligations in connection with an Award shall not count as Shares granted under this Plan and shall not count against the Share Limit; provided, however, that from and after May 23, 2006 neither (i) shares tendered as full or partial payment to the Corporation upon exercise of a Non-Qualified Stock Option granted under the Plan, nor (ii) shares subject to Stock Appreciation Rights that are not used to settle the Stock Appreciation Right upon exercise, shall become available for further Awards under this Plan and shall be deemed to count against the Share Limit.

(c)  For the purposes of computing the aggregate number of shares with respect to which awards payable in securities may be granted under the Plan, the following rules shall apply:

i.     each Option shall be deemed to be the equivalent of the maximum number of shares that may be issued upon exercise of the particular Option;

ii.   each Stock Appreciation Right, each Restricted Stock Award, each Restricted Stock Unit Award, each Performance-Based Award and each Other Stock-Based Award (in each case, other than Awards covered by subsection (iii) below) shall be deemed to be equal to the number of shares to which it relates;

iii.   where the number of shares available under the Award is variable on the date it is granted, the number of shares shall be deemed to be the maximum number of shares that could be received under that particular Award; provided, that upon certification of performance results for the applicable performance period, the number of shares so counted shall be “trued up” to equal the number of shares actually earned based on the certified level of performance (which may be greater or less than the target opportunity, including zero and, for the avoidance of doubt, in the event the number actually earned is less than the maximum, only the shares actually earned will reduce the Share Limit); and

iv.   where one or more types of Awards (both of which are payable in Stock or another security) are granted in tandem with each other, such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other type of Award, each such tandem Award shall be deemed to cover only the number of shares to be issued under the surviving tandem component.

Additional rules for determining the aggregate number of shares with respect to which Awards payable in securities may be granted under this Plan may be made by the Committee, as it deems necessary or appropriate.

SECTION 6. Award Agreements

Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Stock or equity-based units or amount of cash subject to the Award and such other terms and conditions applicable to the Award as determined by the Committee. Award Agreements may include the following terms:

(a)  Termination of Employment or Service as Director or Consultant: A provision describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Corporation or Subsidiary or service to the Corporation as a director or Consultant, including but not limited to terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances.

(b)  Rights as Shareholder: A provision that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.

(c)  Withholding: A provision requiring the withholding of applicable taxes required by law from all amounts paid in satisfaction of an Award. If such a provision is included, then (i) in the case of an Award paid in cash, the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant and (ii) in the case of Awards paid in shares of Stock or other securities of the Corporation, a Participant may satisfy the withholding obligation by paying the amount of any taxes in cash, tendering previously acquired shares of Stock or shares of Stock may be deducted from the payment to satisfy the obligation in full or in part, where the number of shares to be deducted shall be specified in the Award Agreement or as determined by the Committee.

(d)  Execution: A provision stating that no Award is enforceable until the Award Agreement or a receipt has been signed by the Participant and the Chair, the Chief Executive Officer or the General Counsel of the Corporation or any other individual with validly authorized authority to grant Awards under this Plan (in each case, or his or her delegate). If such a provision is included, then by executing the Award Agreement or receipt, a Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

(e)   Exercise and Payment: The permitted methods of exercising and paying any applicable exercise price with respect to the Award.

(f)  Replacement and Substitution: Any provisions (A) permitting the surrender of outstanding Awards or securities held by the Participant in order to exercise or realize rights under other Awards, or in exchange for the grant of new Awards under similar or different terms (other than as prohibited by Section 4(i)) or, (B) requiring holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.

(g)  Dividends or Dividend Equivalents: In the case of Restricted Stock Units, Performance-Based Awards and appropriate Other Stock-Based Awards, the terms of the Award may provide for the Participant to receive dividends or dividend equivalents in connection with such Award. Such provision shall provide that any dividends or dividend equivalents with respect to Awards subject to vesting requirements shall be accumulated in a manner set forth in the applicable Award Agreement or as otherwise determined by the Committee until such Award is earned and such dividends or dividend equivalents shall not be paid if such vesting requirements of the underlying Award are not satisfied.

(h)   Other Terms: Such other terms as are necessary and appropriate to effect an Award to the Participant including but not limited to the term of the Award, vesting provisions, any requirements for continued employment with the Corporation or any Subsidiary, any other restrictions or conditions (including performance requirements) on the Award and the method by which restrictions or conditions lapse, the effect on the Award of a Change in Control, the price and the amount or value of Awards.

SECTION 7. Amendment and Termination

The Board of Directors may at any time amend, suspend or discontinue this Plan. The Committee may at any time alter or amend any or all Award Agreements under this Plan to the extent permitted by law. No such action by the Board of Directors or the Committee may, without approval of the shareholders of the Corporation, be effective, if shareholder approval would be required pursuant to applicable law, rule or regulation, including the listing requirements of any applicable exchange on which the Stock is listed.

SECTION 8. Administration

(a)  This Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16. To the extent that any permitted action taken by the Board of Directors conflicts with actions taken by the Committee, the action of the Board of Directors shall control. The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee shall constitute a quorum and a vote of a majority of the quorum shall constitute action by the Committee.

(b)  The Committee’s authority to administer this Plan includes the authority to: (i) determine the Participants to whom, and the time or times at which, Awards will be granted; (ii) determine all terms and conditions of Awards; (iii) determine the level of achievement of performance requirements applicable to Awards under this Plan, including by exercising positive or negative discretion when measuring the actual level of achievement of such goals; (iv) establish rules and regulations relating to this Plan, including rules governing the Committee’s own operations; (v) appoint such agents as it shall deem appropriate for the proper administration of this Plan; (vi) interpret, correct any defect, supply any omission and reconcile any inconsistency in this Plan or any Award Agreement, including inconsistencies between this Plan and any Award Agreement; (vii) subject to Section 7 of this Plan, amend this Plan, including, without limitation, to reflect changes in applicable law; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan, including addressing unanticipated events (including any temporary closure of the stock exchange on which the Corporation is listed, disruption of communications or natural catastrophe).

(c)  Except as otherwise provided in this Plan, each determination, designation, interpretation or other action made or taken by the Committee under or with respect to the Plan or any Award, including interpretations of this Plan and the specific conditions and provisions of the Awards, shall be final, conclusive and binding for all purposes and upon all persons including, but without limitation, the Corporation, any Subsidiary, Participants and their beneficiaries, the shareholders of the Corporation or any Subsidiary and the respective successors in interest of any of the foregoing.

(d)  The Committee may designate the General Counsel of the Corporation or any other employee of the Corporation to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under this Plan on behalf of the Committee or the Corporation.

(e)  The Corporation shall indemnify and hold harmless the members of the Board of Directors, the Committee and other persons who are acting upon the authorization and direction of the Board of Directors or the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Award Agreement.

(f)   To the extent permitted by applicable law, the Board of Directors or Committee may from time to time delegate to a committee of one or more members of the Board of Directors or one or more officers of the Corporation the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 8; provided, however, that in no event shall an officer of the Corporation be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 or (b) officers of the Corporation (or directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable laws. Any delegation hereunder shall be subject to the restrictions and limits that the Board of Directors or Committee specifies at the time of such delegation, and the Board of Directors or the Committee (to the extent the Committee delegated its authority to the delegatee) may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 8(f) shall serve in such capacity at the pleasure of the Board of Directors and the Committee (to the extent the Committee delegated its authority to the delegatee).

SECTION 9. Adjustment Provisions

(a) In the event of any change in the outstanding shares of Stock or the value thereof by reason of a stock dividend or split, recapitalization, merger or consolidation, reorganization, combination or exchange of shares, extraordinary dividend, spin-off, split-off or other similar corporate change, the Share Limit (or the number of other securities or other property then remaining subject to this Plan), the exercise price or base price of Options and Stock Appreciation Rights and the terms and conditions of Awards, in each case, including those that are then covered by outstanding Awards, shall be adjusted as the Committee, in its sole discretion, deems equitable or appropriate.

(b)  The Committee shall make any further adjustments as it deems necessary (including to vesting conditions), in its sole discretion, to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan, including transactions not described in Section 9(a), or as is required or authorized under the terms of any applicable Award Agreement.

(c)  Except as provided in this Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment, in which case, grants of dividend equivalents or similar rights shall not be considered to be a grant of any other shareholder right.

SECTION 10. Change in Control

(a)  In the event of a Change in Control, if the successor company assumes or substitutes for an outstanding Award (or in the event of a Change in Control in which the Corporation is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and vesting shall not be accelerated as described in Section 10(b) hereof.

i.    For the purposes of this Section 10(a), an Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of shares of Stock for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each share of Stock subject thereto, shall be solely common stock of the successor company or cash, in each case, substantially equal in value (determined as of the date of the Change in Control) to the per share consideration received by holders of shares of Stock in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

ii.   Notwithstanding the foregoing, in the event of a Participant’s termination of employment or service with such successor company involuntarily without Cause or voluntarily by the Participant for Good Reason within two years following such Change in Control, the vesting of each Award held by such Participant at the time of the Change in Control shall be fully accelerated as of the date of such termination, with any applicable performance requirements deemed achieved at the greater of target levels of achievement and actual levels of achievement (based on performance as of the date of the Change in Control, determined by the Committee in its sole discretion at the time of the Change in Control), and, in the case of any Award other than Restricted Stock, Options or Stock Appreciation Rights, settlement of such Award shall occur as soon as practicable, but in no event later than 60 days, following such accelerated vesting; provided that, unless otherwise provided in the applicable Award Agreement, if such Award constitutes “deferred compensation” within the meaning of Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such Award shall vest and cease to be forfeitable upon such termination but shall not be settled until the earliest permissible payment event under Section 409A following such termination.

iii.   Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 10(a) to the extent such action would cause an Award not otherwise constituting “deferred compensation” within the meaning of Section 409A to become “deferred compensation” within the meaning of Section 409A.

(b)  In the event of a Change in Control, unless provision is made in connection with the Change in Control for the assumption, substitution or continuation of an outstanding Award in accordance with Section 10(a) hereof, then the vesting of such Award shall accelerate and all restrictions shall lapse as of immediately prior to the Change in Control, and (i) in the case of an outstanding Option or Stock Appreciation Right, such Award shall be exercisable as of immediately prior to such Change in Control, or (ii) in the case of an Award other than an Option or a Stock Appreciation Right, such Award shall be settled or otherwise paid to the applicable Participant as soon as practicable following such vesting (but in no event later than 60 days following such vesting).

i.    For purposes of determining vesting and payment under this Section 10(b), all performance requirements shall be deemed achieved at the greater of (A) target levels of achievement and (B) actual levels of achievement determined by the Committee in its sole discretion as of the date of the Change in Control. Notwithstanding any provision of this Section 10(b), unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall vest and cease to be forfeitable but shall not be settled until the earliest permissible payment event under Section 409A following such Change in Control.

ii.   Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, (A) each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each share of Stock subject to such Option or Stock Appreciation Right, an amount equal to the excess of the fair market value (as determined by the Committee, in its discretion, in a manner that complies with Section 409A) of such share of Stock immediately prior to the occurrence of such Change in Control over the exercise price or base price of such Option or Stock Appreciation Right, as applicable; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the Change in Control transaction) or in a combination thereof, as the Committee, in its discretion, shall determine and (B) each Option and Stock Appreciation Right outstanding at such time with an exercise price or base price of Stock that exceeds the fair market value (as determined by the Committee, in its discretion, in a manner that complies with Section 409A) of such share of Stock immediately prior to the occurrence of such Change in Control shall be canceled for no consideration.

(c)    For the purposes of this Plan, a “Change in Control” shall mean on or after the effective date of this Plan,

i.    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the fully diluted shares of Stock, as reflected on the Corporation’s financial statements (the “Outstanding Corporation Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Corporation or any “affiliate” of the Corporation, within the meaning of 17 C.F.R. § 230.405 (a “CIC Affiliate”), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any CIC Affiliate of the Corporation, or (3) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

ii.   Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

iii.   Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or any Subsidiary (but only to the extent any voting securities of the Corporation entitled to vote generally in the election of directors is issued in such transaction) (such transactions, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (the “Resulting Entity”) in substantially the same proportions as their ownership, immediately prior to such

Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any CIC Affiliate of the Corporation, or the Resulting Entity or any Affiliate of the Resulting Entity) beneficially owns, directly or indirectly, 40% or more of, respectively, the fully diluted shares of common stock of the Resulting Entity, as reflected on the Resulting Entity’s financial statements, or the combined voting power of the then outstanding voting securities of the Resulting Entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the Resulting Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

iv.  Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

SECTION 11. Unfunded Plan

This Plan shall be unfunded. Neither the Corporation nor the Board of Directors shall be required to segregate any assets that may at any time be represented by Awards made pursuant to this Plan. Neither the Corporation, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under this Plan.

SECTION 12. Rights of Potential Participants

(a)  Status as an Employee, Consultant or Eligible Director shall not be construed as a commitment that any Award will be made under this Plan to such Employee, Consultant or Eligible Director or to Employees, Consultants or Eligible Directors generally. Selection to receive an Award and become a Participant is not a guarantee that such Participant will receive any future Awards under this Plan.

(b)  Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or other Participant any right to continue in the employment or other service of the Corporation or constitute any contract or limit in any way the right of the Corporation to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause.

SECTION 13. Duration

This Plan shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of this Plan and applicable Award Agreement, provided that

Awards under this Plan may only be granted until the tenth anniversary of the date the shareholders of the Corporation approve this Plan.

SECTION 14. Section 409A

(a)  It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)  No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under this Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Corporation or any of its Affiliates.

(c)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (A) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Corporation from time to time) and (B) the Corporation shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Corporation and the relevant Participant. For purposes of Section 409A, any right to a series of installment payments under any Award shall be treated as a right to a series of separate payments.

(d)  Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Corporation reserves the right to make amendments to any Award as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

SECTION 15. Restrictions on Transferability

No Award granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Participant, shall be exercisable (in the case of an Option) or, in the case of an Award other than an Option, held only by him or for his benefit by his attorney-in- fact or guardian; provided that the Committee or its delegate may, in its discretion, at the time of grant of a Non-Qualified Stock Option or at the time of grant of another type of Award, or by amendment of an Award Agreement for an Incentive Stock Option or another type of Award, provide that Awards granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee; provided further that (a) any such transfer is without consideration and (b) each transferee is a Family Member with respect to the Participant; and provided further that any Incentive Stock Option granted pursuant to an Award Agreement which is amended to permit transfers during the lifetime of the optionee shall, upon the effectiveness of such amendment, be treated thereafter as a Non-Qualified Option. No transfer of an Award shall be effective unless the Corporation’s Office of the General Counsel is notified of the terms and conditions of the transfer and the Office of the General Counsel determines that the transfer complies with the requirements for transfers of Awards under the Plan and the Award document.

SECTION 16. Clawback

Notwithstanding anything to the contrary contained herein, an Award held by a Participant shall be cancelled if such Participant, without the consent of the Corporation, while employed by or providing services to the Corporation or any Affiliate of the Corporation or after termination of such employment or service, to the extent applicable to the Participant, violates any policy adopted by the Corporation or any Affiliate of the Corporation relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Corporation or any Affiliate of the Corporation as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. In addition, to the extent provided in any such policy, (i) a Participant will forfeit any gain realized on the vesting or exercise of an Award if the Participant engages in any activity referred to in the preceding sentence, or (ii) a Participant must repay the gain to the Corporation realized under a previously paid Award subject to performance requirements if a financial restatement reduces the amount that would have been earned under such Award.

SECTION 17. Governing Law The Plan shall be governed by the laws of the State of North Carolina.